LOAN AGREEMENT

BETWEEN

DELMARVA POWER & LIGHT COMPANY,
as Borrower

and

THE BANK OF NOVA SCOTIA,
as Lender

Dated as of March 20, 2008

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  -ii-

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  -iv-

EXHIBITS
EXHIBIT A	PRICING SCHEDULE
EXHIBIT B	COMPLIANCE CERTIFICATE
EXHIBIT C	ASSIGNMENT AGREEMENT
EXHIBIT D	NOTE
EXHIBIT E-1	FORM OF OPINION OF IN-HOUSE COUNSEL OF BORROWER
EXHIBIT E-2	FORM OF OPINION OF COVINGTON & BURLING LLP

SCHEDULES
SCHEDULE 1	LIENS

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LOAN AGREEMENT

This LOAN AGREEMENT, dated as of March 20, 2008, is between Delmarva Power & Light Company (“Borrower”) and The Bank of Nova Scotia.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  As used in this Agreement:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agreement” means this Loan Agreement as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Accounting Principles” means  generally accepted accounting principles as in effect from time to time, applied, with respect to Borrower, in a manner consistent with that used in preparing Borrower’s financial statements referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 0.5%, provided that with respect to any day during the period commencing on February 19, 2010 and ending on the Maturity Date, the Alternate Base Rate shall be equal to the sum of the Federal Funds Effective Rate for such day plus 0.5%.

“Applicable Margin” means, with respect to Eurodollar Loans to Borrower at any time, the percentage rate per annum which is applicable at such time with respect to Eurodollar Loans to Borrower in accordance with the provisions of Exhibit A.

“Approvals” is defined in Section 5.3.

“Assignment Agreement” means an agreement substantially in the form of Exhibit C.

“Authorized Officer” means, with respect to Borrower, the President, any Vice President, the Chief Financial Officer, the Treasurer or any Assistant Treasurer of Borrower, acting singly.

“Borrower” is defined in the preamble.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of, or any notice with respect to, Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or

Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means an event or series of events by which (a) any Person, or two or more Persons acting in concert, acquire beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more (by number of votes) of the outstanding shares of Voting Stock of PHI; or (b) individuals who on the Closing Date were directors of PHI (the “Approved Directors”) shall cease for any reason to constitute a majority of the board of directors of PHI; provided that any individual becoming a member of such board of directors subsequent to such date whose election or nomination for election by PHI’s shareholders was approved by a majority of the Approved Directors shall be deemed to be an Approved Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person, or two or more Persons acting in concert, other than a solicitation for the election of one or more directors by or on behalf of the board of directors.

“Closing Date” means the date on which all conditions precedent to the making of the Loan have been satisfied.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means the obligation of Lender to make the Loan in an aggregate amount not exceeding $150,000,000.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take or pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of such partnership; provided that Contingent Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed equal to the stated or determinable amount of the primary obligation of such other Person or, if such amount is not stated or is indeterminable, the maximum reasonably anticipated liability of such Person in respect thereof.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Default” means an event described in Article VII.

“DPL” means Delmarva Power & Light Company.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar Base Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that (i) if Reuters Screen FRBD is not available to the Lender for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Lender, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Lender to be the rate at which the Lender or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the Lender’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means any portion of the Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Excluded Taxes” means, in the case of the Lender, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which the Lender is incorporated or organized or (ii) the jurisdiction in which the  Lender’s principal executive office is located.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

“Floating Rate Loan” means any portion of the Loan which, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.

“FRB” means the Board of Governors of the Federal Reserve System and any successor thereto.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interest of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by Borrower or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of Borrower or a Subsidiary of Borrower, and (B) payments made from time to time on the subordinated debt.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances or similar instruments, (v) obligations of such Person to purchase accounts, securities or other Property arising out of or in connection with the sale of the same or substantially similar accounts, securities or Property, (vi) Capitalized Lease Obligations, (vii) net liabilities under interest rate swap, exchange or cap agreements, obligations or other liabilities with respect to accounts or notes, (viii) obligations under any Synthetic Lease which, if such Synthetic Lease were accounted for as a Capitalized Lease, would appear on a balance sheet of such Person, (ix) unpaid reimbursement obligations in respect of letters of credit issued for the account of such Person and (x) Contingent Obligations in respect of Indebtedness of the types described above.

“Initial Period” means the period commencing on the Closing Date and ending on March 20, 2009.

“Interest Period” means, with respect to a Eurodollar Loan, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement, provided that with respect to any period during the period commencing on February 19, 2010 and ending on the Maturity Date, Borrower may select a period of one or two weeks commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.  No Interest Period shall end after the Maturity Date and any Interest Period which would, but for this clause, end after the Maturity Date shall instead end on the Maturity Date subject to the payment of all break-funding and other losses, costs and expenses incurred as a result thereof.

“Lender” means The Bank of Nova Scotia, any financial institution that becomes a Purchaser pursuant to Section 12.3.1 and their respective successors and assigns.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, but excluding the interest of a lessor under any operating lease).

“Loan” means the loan made by Lender pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement and the Note, each as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender against Borrower thereunder; provided that in no event shall any Permitted DPL Asset Sale, individually or in the aggregate, be deemed to cause or result in a Material Adverse Effect.

“Material Indebtedness” is defined in Section 7.5.

“Maturity Date” means March 20, 2010 or such earlier date on which the Obligations of Borrower become due and payable pursuant to Section 8.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Borrower or any other member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Worth” means, with respect to Borrower at any time, the sum, without duplication, at such time of (a) Borrower’s stockholders’ equity plus (b) all Preferred Stock of Borrower (excluding any Preferred Stock which is mandatorily redeemable on or prior to the scheduled Maturity Date).

“Nonrecourse Indebtedness” means, with respect to Borrower, Indebtedness of Borrower or any Subsidiary of Borrower secured by a Lien on the Property of Borrower or such Subsidiary, as the case may be, the sole recourse for the payment of which is such Property and where neither Borrower nor any of its Subsidiaries is liable for any deficiency after the application of the proceeds of such Property.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” means any promissory note substantially in the form of Exhibit D issued at the request of a Lender pursuant to Section 2.13.

“Obligations” means, with respect to Borrower, all unpaid principal of the Loan to Borrower, all accrued and unpaid interest on such Loan, all accrued and unpaid fees payable by Borrower and all expenses, reimbursements, indemnities and other obligations payable by Borrower to the Lender or any other Indemnified Party arising under any Loan Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Loan” means the aggregate outstanding principal amount of the Loan.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last Business Day of each fiscal quarter of Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted DPL Asset Sale” means the sale of the capital stock or assets of any Subsidiary of Borrower other than a Significant Subsidiary of Borrower, provided that the fair market value of all such sales shall not exceed $10,000,000 in the aggregate during the term of this Agreement.

“Permitted DPL Liens” means the Lien of the Mortgage and Deed of Trust dated October 1, 1943 between Borrower and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“PHI” means Pepco Holdings, Inc.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower or any other member of the Controlled Group may have any liability.

“Preferred Stock” means, with respect to any Person, equity interests issued by such Person that are entitled to a preference or priority over any other equity interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prime Rate” means a rate per annum established by The Bank of Nova Scotia in New York, New York as its prime rate for dollars loaned in the United States, from time to time, changing when and as such prime rate changes; it being understood that such rate is not necessarily the lowest rate charged by The Bank of Nova Scotia.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Public Reports” means Borrower’s annual report on Form 10-K for the year ended December 31, 2007.

“Purchasers” is defined in Section 12.3.1.

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate holding more than 50% of the Outstanding Loan.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D of the FRB on Eurocurrency liabilities.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Securitization Transaction” means any sale, assignment or other transfer by Borrower or a Subsidiary thereof of accounts receivable or other payment obligations owing to Borrower or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of Borrower or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

“Significant Subsidiary” means a “significant subsidiary” (as defined in Regulation S-X of the SEC as in effect on the date of this Agreement) of Borrower.

“Single Employer Plan” means, with respect to Borrower, a Plan maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, business trust, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Substantial Portion” means, at any time with respect to the Property of any Person, Property which represents more than 10% of the consolidated assets of such Person and its Subsidiaries as shown in the consolidated financial statements of such Person and its Subsidiaries as at the last day of the preceding fiscal year of such Person.

“Synthetic Lease” means (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) any other agreement pursuant to which a Person obtains the use or possession of property and which creates obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing which arise from or relate to any payment made hereunder or under any Note, but excluding Excluded Taxes and Other Taxes.

“Total Capitalization” means, with respect to Borrower at any time, the sum of the Total Indebtedness of Borrower plus the Net Worth of Borrower, each calculated at such time.

“Total Indebtedness” means, at any time, all Indebtedness of Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with Agreement Accounting Principles, excluding, to the extent otherwise included in Indebtedness of Borrower or any of its Subsidiaries, any other Nonrecourse Indebtedness of Borrower and its Subsidiaries to the extent that the aggregate amount of such Nonrecourse Indebtedness does not exceed $200,000,000.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any portion of the Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Voting Stock” means, with respect to any Person, voting stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

1.2 Interpretation.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of such terms.

(b) Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

(f) Unless otherwise expressly provided herein, references herein shall be references to Eastern time (daylight or standard as applicable).

1.3 Accounting.  (a)  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries of Borrower, if any, which are unconsolidated on Borrower’s audited financial statements.

(b) If at any time any change in Agreement Accounting Principles would affect the computation of any financial ratio or requirement set forth herein with respect to Borrower and either Borrower or the Lender shall so request, the Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Agreement Accounting Principles (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with Agreement Accounting Principles as in effect prior to such change and (ii) Borrower shall provide to the Lender financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Agreement Accounting Principles.

ARTICLE II

THE LOAN

2.1 Commitment.  The Lender agrees, on the terms and conditions set forth in this Agreement, to make the Loan to Borrower on the Closing Date in an amount not to exceed the amount of the Commitment.  Borrower may from time to time prepay all or a portion of the Loan pursuant to Section 2.7.  Borrower shall not have the right to reborrow any portion of the Loan after a prepayment.  To the extent the amount of the Loan is less than the Commitment, Lender shall have no obligation to make any further advances or loans pursuant to this Agreement.

2.2 Required Payments; Termination.  The Outstanding Loan to Borrower and all other unpaid Obligations of Borrower shall be paid in full by Borrower on the Maturity Date.

2.3 [Intentionally Omitted].

2.4 Type of Loan.  The Loan may be a Floating Rate Loan or Eurodollar Loan, or a combination thereof, as selected by Borrower in accordance with Sections 2.8 and 2.9.

2.5 [Intentionally Omitted].

2.6 Minimum Amount of Each Type of Loan.  Each Type of Loan selected by Borrower for the Loan or any portion thereof in accordance with Sections 2.8 and 2.9 shall be in the amount of $10,000,000 or a higher integral multiple of $1,000,000.

2.7 Prepayments.

(a) Borrower may from time to time prepay, without penalty or premium, all portions of the Outstanding Loan which is a Floating Rate Loan in the amount of $10,000,000 or a higher integral multiple of $1,000,000, upon one Business Day’s prior notice to the Lender.  Borrower may from time to time prepay, all portions of the Outstanding Loan which is a Eurodollar Loan in the amount of $10,000,000 or a higher integral multiple of $1,000,000, upon three Business Days’ prior notice to the Lender.

(b) Any prepayment of any portion of the Outstanding Loan that is a Eurodollar Loan shall be without premium or penalty but shall be subject to the payment of any funding indemnification amounts covered by Section 3.4.

2.8 Method of Selecting Types and Interest Periods for the Loan.  On the Closing Date, in the case of Floating Rate Loans, and two Business Days’ prior to the Closing Date, in the case of Eurodollar Loans, Borrower shall designate the Type of Loan for all or any portion of the Loan and, in the case of any portion of the Loan designated as a Eurodollar Loan, the Interest Period applicable thereto.  The Borrower shall give the Lender irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. on the

Closing Date, in the case of Floating Rate Loans, and two Business Days prior to the Closing Date, in the case of Eurodollar Loans, designating whether the Loan or any portion thereof shall be a  Floating Rate Loan or a Eurodollar Loan, specifying:

(i)	the Type of Loan selected for all or any portion of the Loan and the aggregate amount of each Type of Loan, and

(ii)	in the case of any portion of the Loan which is a Eurodollar Loan, the Interest Period applicable thereto.

On the Closing Date, the Lender shall make available the Loan in funds immediately available in New York to Borrower at its address specified pursuant to Article XIII.

2.9 Conversion and Continuation of the Outstanding Loan.  The Loan (or any portion thereof), if bearing interest at the Alternate Base Rate, shall continue as a Floating Rate Loan unless and until such Loan or portion thereof is converted into a Eurodollar Loan pursuant to this Section 2.9 or is repaid in accordance with Section 2.7.  The Loan (or any portion thereof), if bearing interest at the Eurodollar Rate, shall continue as a Eurodollar Loan until the end of the then applicable Interest Period therefor, at which time such Loan or portion thereof shall be automatically converted into a Floating Rate Loan unless (x) such portion of the Loan while it is a Eurodollar Loan is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Lender a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Loan or portion thereof continue as a Eurodollar Loan for a subsequent Interest Period.  Subject to the terms of Section 2.6 Borrower may elect from time to time to convert all or any part of the Loan from a Floating Rate Loan into a Eurodollar Loan.  Borrower shall give the Lender irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of the Loan or any portion thereof from a Floating Rate Loan into a Eurodollar Loan or continuation of the Loan or any portion thereof as a Eurodollar Loan not later than 11:00 a.m. at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Loan which is to be converted or continued, and

(iii)	the amount of the Loan which is to be converted into or continued as a Eurodollar Loan and the duration of the Interest Period applicable thereto.

2.10 Changes in Interest Rate, etc.  The Loan (or any portion thereof), if bearing interest at the Alternate Base Rate shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made or is converted from a Eurodollar Loan into a Floating Rate Loan pursuant to Section 2.9 to the date it is paid or is converted into a Eurodollar Loan pursuant to Section 2.9, at a rate per annum equal to the Alternate Base Rate for such day.  Changes in the rate of interest on that portion of the Loan maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate.  The Loan (or any portion thereof), if bearing interest at the Eurodollar Rate, shall bear interest on the outstanding principal amount thereof from the first day of each Interest Period applicable thereto to the last day of such Interest Period at the Eurodollar Rate applicable to such portion of the Loan based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.

2.11 Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of all Lenders to changes in the interest rates), declare that no portion of the Loan to Borrower may be converted into or continued as a Eurodollar Loan.  During the continuance of a Default, the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of all Lenders to changes in interest rates), declare that (i) the Loan (or any portion thereof), if bearing interest at the Eurodollar Rate, shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) the Loan (or any portion thereof), if bearing interest at the Alternate Base Rate, shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum, provided that during the continuance of a Default under Section 7.6 or 7.7 with respect to Borrower, the interest rates set forth in clauses (i) and (ii) above shall be applicable to the Outstanding Loan to Borrower without any election or action on the part of the Lender.

2.12 Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender’s address specified pursuant to Article XIII, or at any other office of the Lender specified in writing by the Lender to Borrower by 1:00 p.m. on the date when due.

2.13 Evidence of Indebtedness.  (a)  The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to the Lender resulting from the Loan made by the Lender to Borrower from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(b) The entries maintained in the accounts maintained pursuant to clause (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations of Borrower in accordance with their terms.

(c) If requested by the Lender, the Loan to Borrower shall be evidenced by a Note in the form annexed hereto as Exhibit D.  Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3.

2.14 Telephonic Notices.  Borrower hereby authorizes the Lender to convert or continue the Loan (or any portion thereof) and to transfer funds based on telephonic notices made by any Person the Lender in good faith believes to be acting on behalf of Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  Borrower agrees that upon the request of the Lender, Borrower will deliver promptly to the Lender a written confirmation signed by an Authorized Officer of Borrower, of each telephonic notice given by Borrower pursuant to the preceding sentence.  If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.  Borrower consents to the Lender recording any such telephone conversations with Borrower.

2.15 Interest Payment Dates; Interest and Fee Basis.  Interest accrued on the Loan (or any portion thereof) that is a Floating Rate Loan shall be payable on each Payment Date, on any date on which such Loan (or any portion thereof) is prepaid, whether due to acceleration or otherwise, and at maturity.  If any portion of the Loan is converted from a Floating Rate Loan into a Eurodollar Loan on a day other than a Payment Date, all accrued interest thereon shall be payable on the date of conversion.  Interest accrued on the Loan (or any portion thereof) that is a Eurodollar Loan shall be payable on the last day of its applicable Interest Period (and, in the case of a six-month Interest Period, on the day which is three months after the first day of such Interest Period), on any date on which such Eurodollar Loan is prepaid, whether by acceleration or otherwise, and at maturity.  Interest on the Loan (or any portion thereof) that is a Floating Rate Loan and is bearing interest at the Prime Rate shall be calculated for actual days elapsed on the basis of a 365-day year or, when appropriate, 366-day year.  All other interest and all fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day the Loan is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. at the place of payment.  If any payment of principal of or interest on the Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	subjects the Lender to any Taxes or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to the Lender in respect of any Eurodollar Loan, or

(ii)
imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (other than reserves and assessments taken into account in determining the interest rate applicable to any Eurodollar Loan), or

(iii)
imposes any other condition the result of which is to increase the cost to the Lender of making, funding or maintaining any Eurodollar Loan or reduces any amount receivable by the Lender in connection with any Eurodollar Loan, or requires the Lender to make any payment calculated by reference to the amount of any Eurodollar Loan held or interest received by it, in each case by an amount deemed material by the Lender, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any Eurodollar Loan or to reduce the return received by the Lender in connection with any Eurodollar Loan, then, within 15 days of demand by the Lender, Borrower shall pay Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations.  If Lender determines the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender is increased as a result of a Change, then, within 15 days of demand by Lender, the Borrower shall pay Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Lender determines is attributable to this Agreement or the Loan outstanding hereunder (or participations therein).  “Change” means (i) any change after the date of this Agreement in the Risk Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender.  “Risk Based Capital Guidelines”

means (i) the risk based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3 Availability of Type of Loan.  If Lender determines that maintenance of any portion of the Loan as a Eurodollar Loan would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Lender determines that (i) deposits of a type and maturity appropriate to match fund any portion of the Loan maintained as a Eurodollar Loan are not available or (ii) the interest rate applicable to any portion of the Loan which is a Eurodollar Loan does not accurately reflect the cost of making or maintaining a Eurodollar Loan, then the Lender may suspend the availability of a Eurodollar Loan and require any affected portion of the Loan to be repaid or converted to a Floating Rate Loan, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4 Funding Indemnification.  If any payment of a Eurodollar Loan occurs on a day which is not the last day of an Interest Period therefor, whether because of acceleration, prepayment or otherwise, or any portion of the Loan is not made or converted to a Eurodollar Loan on the date specified by Borrower for any reason other than default by the Lender, the Borrower will indemnify Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain any portion of the Loan as a Eurodollar Loan.

3.5 Taxes.

(i) All payments by the Borrower to or for the account of Lender hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to Lender (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5), Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions, (c) Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) Borrower shall furnish to the Lender the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made by it hereunder or under any Note or from its execution or delivery of, or otherwise attributable to Borrower in connection with, this Agreement or any Note (“Other Taxes”).

(iii) Borrower hereby agrees to indemnify Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date Lender makes demand therefor pursuant to Section 3.6.

(iv) If, at any time, Lender is not incorporated under the laws of the United States of America or a state thereof (a “Non-U.S. Lender”), such Non-U.S. Lender agrees that it will, not less than ten Business Days after the date that it becomes a Purchaser pursuant to Section 12.3.1, (i) deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI certifying in either case that the Non-U.S. Lender is entitled to receive payments under this

Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to Borrower a United States Internal Revenue Form W-8BEN or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to Borrower (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Borrower.  All forms or amendments described in the preceding sentence shall certify that the Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent the Non-U.S. Lender from duly completing and delivering any such form or amendment with respect to it and the Non-U.S. Lender advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), Borrower shall not be required to increase any amount payable to such Non-U.S. Lender pursuant to Section 3.5(i)(a) or to otherwise indemnify such Non-U.S. Lender under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above,  Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) If Lender is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty, such Lender shall deliver to the Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

3.6 Mitigation of Circumstances; Lender Statements; Survival of Indemnity.  Lender shall promptly notify the Borrower of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Lender’s good faith judgment, otherwise disadvantageous to Lender) to mitigate or avoid, (i) any obligation of Borrower to pay any amount pursuant to Section 3.1, 3.2 or 3.5 and (ii) the unavailability of Eurodollar Loans under Section 3.3 (and, if Lender has given notice of any such event described above and thereafter such event ceases to exist, Lender shall promptly so notify the Borrower).  If Lender claims compensation under Section 3.1, 3.2, 3.4, or 3.5, Lender shall deliver a written statement to the Borrower as to the amount due under the applicable Section, which statement shall set forth in reasonable detail the calculations upon which Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error.  Determination of amounts payable under any such Section in connection with a Eurodollar Loan shall be calculated as though Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of Lender shall be payable on demand after receipt by the Borrower of such written statement.  Notwithstanding any other provision of this Article III, if Lender fails to notify Borrower of any event or circumstance which will entitle Lender to compensation from Borrower pursuant to Section 3.1, 3.2 or 3.5 within 60 days after Lender obtains  knowledge of such event or circumstance, then Borrower will not be responsible for any such compensation arising prior to the 60th day before Borrower receives notice from Lender of such event or circumstance.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions Precedent to Closing and Borrowing.  The obligation of the Lender to make the Loan hereunder is subject to the conditions precedent that (a) the Lender has received all fees and (to the extent billed) expenses which are payable on or before the Closing Date to Lender or in connection herewith have been (or concurrently with the making of the Loan will be) paid in full; (b) the Lender has received each of the following documents:

(i)
Copies of the articles or certificate of incorporation of Borrower, together with all amendments thereto, certified by the Secretary or an Assistant Secretary of Borrower, and certificates of good standing, certified by the appropriate governmental officer in the jurisdiction of incorporation of Borrower.

(ii)
Copies, certified by the Secretary or Assistant Secretary of Borrower, of Borrower’s bylaws and of resolutions of its Board of Directors authorizing the execution, delivery and performance of the Loan Documents.

(iii)
An incumbency certificate from Borrower, executed by the Secretary or Assistant Secretary of Borrower, which shall identify by name and title and bear the signatures of the officers of Borrower authorized to sign the Loan Documents, upon which certificate the Lender shall be entitled to rely until informed of any change in writing by Borrower.

(iv)	A certificate, signed by an Authorized Officer of Borrower, stating that on the Closing Date no Default or Unmatured Default has occurred and is continuing with respect to Borrower.

(v)	A written opinion of internal counsel to Borrower, substantially in the form of Exhibit E-1.

(vi)	A written opinion of Covington & Burling LLP, special New York counsel to the Borrower, substantially in the form of Exhibit E-2.

(vii)	Any Notes requested by Lender pursuant to Section 2.13 payable to the order of Lender.

(viii)	Copies of all governmental approvals, if any, necessary for Borrower to enter into the Loan Documents to which it is a party and to obtain the Loan hereunder.

(ix)	Such other documents and other items as Lender or its counsel may reasonably request;

and (c) after giving effect to the Loan, the Borrower will not exceed its borrowing authority as allowed by the Approvals.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lender that:

5.1 Existence and Standing.  Borrower is a corporation, and each of its Subsidiaries is a corporation, partnership or limited liability company, duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction (or, if applicable, jurisdictions) of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization and Validity.  Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent.  Neither the execution and delivery by Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof, will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or any of its Subsidiaries or (ii) Borrower’s or any of its Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which Borrower or any of its Significant Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on any Property of Borrower or any of its Significant Subsidiaries pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority (including the Federal Energy Regulatory Commission), or any subdivision thereof (any of the foregoing, an “Approval”), is required to be obtained by Borrower or any of its Subsidiaries in connection with the execution and delivery by Borrower of the Loan Documents, the payment and performance by Borrower of its Obligations or the legality, validity, binding effect or enforceability against Borrower of any Loan Document or the borrowings by Borrower under this Agreement, except for Approvals which have been issued or obtained by Borrower and which are in full force and effect.

5.4 Financial Statements.  The financial statements included in Borrower’s Public Reports were prepared in accordance with Agreement Accounting Principles and fairly present the consolidated financial condition and operations of Borrower and its Subsidiaries at the dates thereof and the consolidated results of their operations for the periods then ended.

5.5 No Material Adverse Change.  Since December 31, 2007, there has been no change from that reflected in the Public Reports in the business, Property, financial condition or results of operations of Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes.  Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and (b) taxes and governmental charges (in addition to those referred to in clause (a)) in an aggregate amount not exceeding $1,000,000.  The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7 Litigation and Contingent Obligations.  Except as disclosed in the Public Reports, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loan.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, Borrower has no material contingent obligations not provided for or disclosed in the Public Reports.

5.8 Significant Subsidiaries.  As of the date hereof, Borrower has no Significant Subsidiaries.

5.9 ERISA.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10 Accuracy of Information.  No written information, exhibit or report furnished by Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11 Regulation U.  Neither Borrower nor any of its Subsidiaries is engaged principally or as one of its primary activities in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the FRB).

5.12 Material Agreements.  Neither Borrower nor any Subsidiary thereof is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.13 Compliance With Laws.  Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14 Plan Assets; Prohibited Transactions.  Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).

5.15 Environmental Matters.  In the ordinary course of its business, the officers of Borrower consider the effect of Environmental Laws on the business of Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to Borrower and its Subsidiaries due to Environmental Laws.  On the basis of this consideration, Borrower has concluded that Environmental Laws are not reasonably expected to have a Material Adverse Effect.  Except as disclosed in the Public Reports, Borrower nor any Subsidiary thereof has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.16 Investment Company Act.  Neither Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

5.17.           Intentionally Omitted.

5.18.           Insurance.  Borrower and its Significant Subsidiaries maintain insurance with financially sound and reputable insurance companies on all their Property of a character usually insured by entities in the same or similar businesses similarly situated against loss or damage of the kinds and in the amounts, customarily insured against by such entities, and maintain such other insurance as is usually carried by such entities.

5.19.           No Default.  No Default or Unmatured Default exists.

5.20.           Ownership of Properties.  As of the Closing Date, Borrower and its Subsidiaries have valid title, free of all Liens other than those permitted by Section 6.12, to all the Property reflected as owned by Borrower and its Subsidiaries in the December 31, 2007 financial statements of Borrower referred to in Section 5.4, other than Property used, sold, transferred or otherwise disposed of since such date (a) in the ordinary course of business or (b) which are not material to the business of Borrower and its Subsidiaries taken as a whole.

5.21.           OFAC.  None of Borrower, any Subsidiary of Borrower or any Affiliate of Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time; or (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives more than 10% of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and (iv) none of the proceeds from the Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Lender shall otherwise consent in writing:

6.1 Financial Reporting.  Borrower will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Lender (in such number of copies as the Lender may reasonably request):

(i)
Within 100 days after the close of each of its fiscal years, an audit report, which shall be without a “going concern” or similar qualification or exception and without any qualification as to the scope of the audit, issued by independent certified public accountants of recognized national standing and reasonably acceptable to the Lender, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default with respect to Borrower, or if, in the opinion of such accountants, any such Default or Unmatured Default shall exist, stating the nature and status thereof; provided that if Borrower is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the SEC and required to file a report on Form 10-K with the SEC, a copy of Borrower’s annual report on Form 10-K (excluding the exhibits thereto, unless such exhibits are requested under clause (vi) of this Section) or any successor form and a manually executed copy of the accompanying report of Borrower’s independent public accountant, as filed with the SEC, shall satisfy the requirements of this clause (i);

(ii)
Within 60 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, either (i) consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or (ii) if Borrower is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the SEC and required to file a report on Form 10-Q with the SEC, a copy of Borrower’s report on Form 10-Q for such quarterly period, excluding the exhibits thereto, unless such exhibits are requested under clause (vi) of this Section.

(iii)
Together with the financial statements (or reports) required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by an Authorized Officer of Borrower showing the calculations necessary to determine Borrower’s compliance with Section 6.13 of this Agreement and stating that, to the knowledge of such officer, no Default or Unmatured Default with respect to Borrower exists, or if any such Default or Unmatured Default exists, stating the nature and status thereof.

(iv)
As soon as possible and in any event within 30 days after receipt by Borrower, a copy of (a) any notice or claim to the effect that Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by Borrower or any of its Subsidiaries, which, in either case, could be reasonably expected to have a Material Adverse Effect.

(v)	Promptly upon Borrower’s furnishing thereof to its shareholders generally, copies of all financial statements, reports and proxy statements so furnished.

(vi)	Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Borrower or any of its Subsidiaries files with the SEC.

(vii)
As soon as Borrower obtains knowledge of an actual Change in Control or publicly disclosed prospective Change in Control, written notice of same, including the anticipated or actual date of and all other publicly disclosed material terms and conditions surrounding such proposed or actual Change in Control.

(viii)	Such other information (including nonfinancial information) as Lender may from time to time reasonably request.

Documents required to be delivered pursuant to clause (i), (ii), (v) or (vi) above may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on a website on the internet at a website address previously specified to the Lender; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which Lender has access; provided that (1) upon request of the Lender, the Borrower shall deliver paper copies of such documents to the Lender (until a written request to cease delivering paper copies is given by the Lender) and (2) the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any documents.

6.2 Use of Proceeds.  Borrower will use the proceeds of the Loan for general corporate purposes.  Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loan to purchase or carry any “margin stock” (as defined in Regulation U of the FRB).

6.3 Notice of Default.  Borrower will give prompt notice in writing to the Lender of the occurrence of any Default or Unmatured Default with respect to Borrower (it being understood and agreed that Borrower shall not be required to make separate disclosure under this Section 6.3 of occurrences or developments which have previously been disclosed to the Lender in any financial statement or other information delivered to the Lender pursuant to Section 6.1).

6.4 Conduct of Business.  Borrower will, and will cause each of its Significant Subsidiaries (or, in the case of clause (ii) below, each of its Subsidiaries) to, (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and (ii) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent, in the case of all matters covered by this clause (ii) other than the existence of Borrower, that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.5 Taxes.  Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (a) those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles and (b) taxes, governmental charges and levies (in addition to those referred to in clause (a)) in an aggregate amount not exceeding $1,000,000.

6.6 Insurance.  Borrower will, and will cause each of its Significant Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all of its Property in such amounts and covering such risks as is consistent with sound business practice, and Borrower will furnish to Lender such information as Lender may reasonably request as to the insurance carried by Borrower and its Significant Subsidiaries.

6.7 Compliance with Laws.  Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including all Environmental Laws, where failure to do so could reasonably be expected to have a Material Adverse Effect.

6.8 Maintenance of Properties.  Borrower will, and will cause each of its Subsidiaries to, do all things necessary to (a) maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, where failure to do so could reasonably be expected to have a Material Adverse Effect; and (b) keep proper books and records in which full and correct entries shall be made of all material financial transactions of Borrower and its Subsidiaries.

6.9 Inspection.  Borrower will, and will cause each of its Significant Subsidiaries to, permit the Lender upon reasonable notice and at such reasonable times and intervals as the Lender may designate by its respective representatives and agents, to inspect any of the Property, books and financial records of Borrower and each such Significant Subsidiary, to examine and make copies of the books of accounts and other financial records of Borrower and each such Significant Subsidiary, and to discuss the affairs, finances and accounts of Borrower and each such Significant Subsidiary with, and to be advised as to the same by, their respective officers.

6.10 Merger.  Borrower will not, nor will it permit any of its Significant Subsidiaries to, merge or consolidate with or into any other Person, except that, so long as both immediately prior to and after giving effect to such merger or consolidation, no Default or Unmatured Default with respect to Borrower  shall have occurred and be continuing, (i) any Significant Subsidiary of Borrower may merge with Borrower or a wholly-owned Subsidiary of Borrower and (ii) Borrower may merge or consolidate with any other Person so long as Borrower is the surviving entity.

6.11 Sales of Assets.  Borrower will not, nor will it permit any of its Subsidiaries to, lease, sell or otherwise dispose of any of its assets (other than in the ordinary course of business), or sell or assign with or without recourse any accounts receivable, except:

(i)	Any Subsidiary of Borrower may sell, transfer or assign any of its assets to Borrower or another Subsidiary of Borrower.

(ii)	The sale, assignment or other transfer of accounts receivable or other rights to payment pursuant to any Securitization Transaction.

(iii)	Any Permitted DPL Asset Sale so long as, at the time thereof and immediately after giving effect thereto, no Default or Unmatured Default exists.

(iv)
Borrower and its Subsidiaries may sell or otherwise dispose of assets so long as the aggregate book value of all assets sold or otherwise disposed of in any fiscal year of Borrower (other than assets sold or otherwise disposed of in the ordinary course of business or pursuant to clauses (i) through (iii) above) does not exceed a Substantial Portion of the Property of Borrower.

6.12 Liens.  Borrower will not, nor will it permit any of its Significant Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of Borrower or any such Significant Subsidiary, except:

(i)
Liens for taxes, assessments or governmental charges or  levies on its Property if  the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii)
Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)
Utility easements, building restrictions, zoning laws or ordinances and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower and its Significant Subsidiaries.

(v)
Liens existing on the date hereof and described in Schedule 1 (including liens on after-acquired property arising under agreements described in Schedule 1 as such agreements are in effect on the date hereof).

(vi)	Judgment Liens which secure payment of legal obligations that would not constitute a Default with respect to Borrower under Article VII.

(vii)
Liens on Property acquired by Borrower or a Significant Subsidiary thereof after the date hereof, existing on such Property at the time of acquisition thereof (and not created in anticipation thereof), provided that in any such case no such Lien shall extend to or cover any other Property of Borrower or such Significant Subsidiary, as the case may be.

(viii)
Deposits and/or similar arrangements to secure the performance of bids, fuel procurement contracts or other trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business by Borrower or any of its Significant Subsidiaries.

(ix)
Liens on assets of Borrower and its Significant Subsidiaries arising out of obligations or duties to any municipality or public authority with respect to any franchise, grant, license, permit or certificate.

(x)
Rights reserved to or vested in any municipality or public authority to control or regulate any property or asset of Borrower or any of its Significant Subsidiaries or to use such property or asset in a manner which does not materially impair the use of such property or asset for the purposes for which it is held by Borrower or such Significant Subsidiary.

(xi)
Irregularities in or deficiencies of title to any Property which do not materially affect the use of such property by Borrower or any of its Significant Subsidiaries in the normal course of its business.

(xii)
Liens securing Indebtedness of Borrower and its Subsidiaries incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the principal amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired.

(xiii)
Any Lien on any property or asset of any corporation or other entity existing at the time such corporation or entity is acquired, merged or consolidated or amalgamated with or into Borrower or any Significant Subsidiary thereof and not created in contemplation of such event.

(xiv)
Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by Section 6.12(vii), (xii) or (xiii), provided that such Indebtedness is not increased and is not secured by any additional assets.

(xv)	Rights of lessees arising under leases entered into by Borrower or any of its Significant Subsidiaries as lessor, in the ordinary course of business.

(xvi)	Permitted DPL Liens.

(xvii)
Purchase money mortgages or other purchase money liens or conditional sale, lease-purchase or other title retention agreements upon or in respect of property acquired or leased for use in the ordinary course of its business by Borrower or any of its Significant Subsidiaries.

(xviii)
Liens, in addition to those permitted by clauses (i) through (xvii), granted by Borrower and its Subsidiaries to secure Nonrecourse Indebtedness incurred after the date hereof, provided that the aggregate amount of all Indebtedness secured by such Liens shall not at any time exceed $200,000,000.

(xix)
Other Liens, in addition to those permitted by clauses (i) through (xviii), securing Indebtedness or arising in connection with Securitization Transactions, provided that the sum (without duplication) of all such Indebtedness, plus the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions shall not at any time exceed $300,000,000 for Borrower and its Significant Subsidiaries.

6.13 Leverage Ratio.  Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) the Total Indebtedness of Borrower to (ii) the Total Capitalization of Borrower to be greater than 0.65 to 1.0. For purposes of this Section, the aggregate outstanding Indebtedness evidenced by Hybrid Securities up to an aggregate amount of 15% of Total Capitalization as of the date of determination, shall be excluded from Total Indebtedness, but the entire aggregate outstanding Indebtedness evidenced by such Hybrid Securities shall be included in the calculation of Total Capitalization.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default with respect to the Borrower:

7.1 Representation or Warranty.  Any representation or warranty made by or on behalf of Borrower to the Lender under or in connection with this Agreement or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2 Nonpayment.  Nonpayment of the principal of the Loan to Borrower when due; or nonpayment by Borrower of any interest on the Loan to Borrower or other obligation payable by Borrower under any of the Loan Documents to which it is a party, within five days after the same becomes due.

7.3 Certain Covenant Breaches.  The breach by Borrower of any of the terms or provisions of Section 6.2, 6.4 (as to the existence of Borrower), 6.10, 6.11, 6.12 or 6.13.

7.4 Other Breaches.  The breach by Borrower (other than a breach which constitutes a Default with respect to Borrower under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 15 days (or, in the case of Section 6.9, five Business Days) after the chief executive officer, the chief financial officer, the President, the Treasurer or any Assistant Treasurer of Borrower obtains actual knowledge of such breach.

7.5 Cross Default.  Failure of Borrower or any of its Significant Subsidiaries to pay when due any Indebtedness aggregating in excess of $50,000,000 (“Material Indebtedness”); or the default by Borrower or any of its Significant Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of Borrower or any of its Significant Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or Borrower or any of its Significant Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

7.6 Voluntary Bankruptcy, etc.  Borrower or any of its Significant Subsidiaries shall (i) have an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or a Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it,  (v) take any corporate, partnership or limited liability company action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Involuntary Bankruptcy, etc.  Without the application, approval or consent of Borrower or any of its Significant Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any of its Significant Subsidiaries or a Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against Borrower or any of its Significant Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8 Seizure of Property, etc.  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of Borrower and its Significant Subsidiaries which, when taken together with all other Property of Borrower and its Significant Subsidiaries so condemned, seized, appropriated, or taken custody or control of, constitutes a Substantial Portion of its Property.

7.9 Judgments.  Borrower or any of its Significant Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $50,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and, in any such case, there is a period of five consecutive days during which a stay of enforcement of such judgment(s) or order(s) is not in effect (by reason of pending appeal or otherwise).

7.10 ERISA.  (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Borrower or any other member of the Controlled Group, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any other member of the Plan shall terminate for purposes of Title IV of ERISA, (v) Borrower or any other member of the Controlled Group shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case referred to in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

7.11 Unenforceability of Loan Documents, etc.  Any Loan Document shall cease to be in full force and effect (other than, in the case of a Note, as contemplated hereby), any action shall be taken by or on behalf of Borrower to discontinue or to assert the invalidity or unenforceability of any of its obligations under any Loan Document, or Borrower or any Person acting on behalf of Borrower shall deny that Borrower has any further liability under any Loan Document or shall give notice to such effect.

7.12 Change in Control.  Any Change in Control shall occur or PHI shall fail to own directly or indirectly 100% of the Voting Stock of Borrower.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration.  If any Default described in Section 7.6 or 7.7 occurs with respect to Borrower, the Obligations of Borrower shall immediately become due and payable without any election or action on the part of the Lender.  If any other Default occurs with respect to Borrower, the Required Lenders may declare the Obligations of Borrower to be due and payable, whereupon the Obligations of Borrower shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

If, within 30 days after acceleration of the maturity of the Obligations of Borrower as a result of any Default (other than any Default as described in Section 7.6 or 7.7) with respect to Borrower and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) may, by notice to Borrower, rescind and annul such acceleration.

8.2 Amendments.  Subject to the provisions of this Article VIII, the Required Lenders and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement changing in any manner the rights of the Lender or Borrower hereunder or waiving any Default or Unmatured Default hereunder; provided that no such supplemental agreement shall, without the consent of each Lender:

(i)	Extend the final maturity of the Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon.

(ii)	Reduce the percentage specified in the definition of Required Lenders.

(iii)	Permit Borrower to assign its rights under this Agreement.

(iv)	Amend this Section 8.2.

8.3 Preservation of Rights.  No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or Unmatured Default or an acquiescence therein, and the making of the Loan notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy the conditions precedent to the Loan shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of any Loan Document whatsoever shall be valid unless in writing signed by the parties required pursuant to Section 8.2 and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loan herein contemplated.

9.2 Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement.  The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof.

9.5 Benefits of this Agreement.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.6 Expenses; Indemnification.

(i) Borrower shall not be responsible to reimburse the Lender for any costs, internal charges and out of pocket expenses (including expenses of and fees for attorneys for the Lender who also are employees of the Lender) paid or incurred by the Lender in connection with the preparation, negotiation, execution, delivery, and review of the Loan Documents; provided, however, that Borrower shall reimburse the Lender for the reasonable expenses of a single outside counsel for the Lender in connection with the preparation, negotiation, execution, delivery and review of the Loan Documents executed on the Closing Date in an amount not to exceed $10,000.  Borrower agrees to reimburse the Lender for (A) all reasonable costs, internal charges and out of pocket expenses (including reasonable expenses of and fees for attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with any amendment or modification of the Loan Documents, and the collection and enforcement of the Obligations of Borrower under the Loan Documents (including in any “work-out” or restructuring of the Obligations of Borrower resulting from the occurrence of a Default with respect to Borrower) and (B) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof, by the Lender as a result of conduct by Borrower that violates a sanction enforced by OFAC.

(ii) Borrower agrees to indemnify the Lender, its affiliates, and each of the directors, officers and employees of the foregoing Persons (collectively, the “Indemnified Parties”) against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including all reasonable expenses of litigation or preparation therefor whether or not any Indemnified Party is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of the Loan hereunder except to the extent that they are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification.  The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7 [Intentionally Omitted].

9.8 [Intentionally Omitted].

9.9 Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10 Nonliability of Lender.  The relationship between the Borrower on the one hand and the Lender on the other hand shall be solely that of borrower and lender.  The Lender shall not have any fiduciary responsibility to Borrower.  The Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.  Borrower agrees that the Lender shall not have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the Lender’s gross negligence or willful misconduct.  The Lender shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11 Limited Disclosure.

(i) Lender shall not disclose to any Person any Specified Information (as defined below) except to its, and its Affiliates’, officers, employees, agents, accountants, legal counsel, advisors and other representatives who have a need to know such Specified Information in connection with this Agreement or the transactions contemplated hereby.  “Specified Information” means information that Borrower has furnished or in the future furnishes to the Lender in confidence, but does not include any such information  that (a) is published in a source or otherwise becomes generally available to the public (other than through the actions of the Lender or any of its Affiliates, officers, employees, agents, accountants, legal counsel, advisors and other representatives in violation of this Agreement) or that is or becomes available to the Lender from a source other than Borrower, (b) without duplication with clause (a) above, is otherwise a matter of general public knowledge, (c) is required to be disclosed by law, regulation, or judicial order (including pursuant to the Code), (d) is requested by any regulatory body with jurisdiction over the Lender, (e) is disclosed to legal counsel, accountants and other professional advisors to the Lender, in connection with the exercise of any right or remedy hereunder or under any Note or any suit or other litigation or proceeding relating to this Agreement or any Note or to a rating agency if required by such agency in connection with a rating relating to the Loan, (f) is disclosed to assignees,  participants  or potential assignees or participants who agree to be bound by the provisions of this Section 9.11 or (g) is disclosed to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations who agrees to be bound by the provisions of this Section 9.11.

(ii) The provisions of this Section 9.11 supersede any confidentiality obligations of Lender relating to this Agreement or the transactions contemplated hereby under any agreement between Borrower and the Lender.

9.12 Nonreliance.  Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the FRB) for the repayment of the Loan provided for herein.

9.13 [Intentionally Omitted].

9.14 USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product.  What this means for the Borrower:  When the Borrower opens an account, if the Borrower is an individual, the  Lender will ask for the Borrower’s name, residential address, tax identification number, date of birth and other information that will allow the  Lender to identify the Borrower, and, if the Borrower is not an individual, the  Lender will ask for the Borrower’s name, tax identification number, business address and other information that will allow the  Lender to identify the Borrower.  The  Lender may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

ARTICLE X

[INTENTIONALLY OMITTED]

ARTICLE XI

SETOFF

           In addition to, and without limitation of, any rights of the Lender under applicable law, if Borrower becomes insolvent, however evidenced, or any Default occurs with respect to Borrower, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by Lender or any Affiliate of Lender to or for the credit or account of  Borrower may be offset and applied toward the payment of the Obligations of Borrower owing to Lender, whether or not the Obligations, or any part thereof, shall then be due.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that (i) Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by Lender must be made in compliance with Section 12.3.  The parties to this Agreement acknowledge that clause (ii) of the preceding sentence relates only to absolute assignments and does not prohibit assignments creating security interests, including any pledge or assignment by Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  Any assignee of the rights to the Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to the Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to the Loan.

12.2 Participations.

12.2.1 Permitted Participants; Effect.  Upon giving notice to but without obtaining the consent of Borrower, Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Obligations owing to Lender, any Note held by Lender, or any other interest of Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, Lender’s obligations under the Loan Documents shall remain unchanged, Lender shall remain solely responsible to the Borrower for the performance of such obligations, Lender shall remain the owner of the Obligations owing to Lender and the holder of any Note issued to it for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if Lender had not sold such participating interests, and the Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under the Loan Documents.

12.2.2 Voting Rights.  Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which extends the final maturity of the Loan in which such Participant has an interest or forgives all or any portion of the principal amount thereof, or reduces the rate or extends the time of payment of interest thereon.

12.2.3 Benefit of Setoff.  The Borrower agree that each Participant shall be deemed to have the right of setoff provided in Article XI in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as the Lender under the Loan Documents, provided that Lender shall retain the right of setoff provided in Article XI with respect to the amount of participating interests sold to each Participant.  The Lender agrees to share with each Participant, and each Participant, by exercising the right of setoff provided in Article XI, agrees to share with Lender, any amount received pursuant to the exercise of its right of setoff.

12.3 Assignments.

12.3.1 Permitted Assignments.  Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto.  Borrower’s consent shall not be required (A) for an assignment (i) to a Purchaser which is an Affiliate of the Lender, and (ii)  to a Purchaser which is not an Affiliate of Lender provided such an assignment is in an amount not less than the lesser of  (x) $5,000,000 or (y) the amount of the Outstanding Loan or (B) if a Default exists with respect to the Borrower.  To the extent Borrower’s consent is otherwise required to an assignment hereunder, Borrower agrees not to unreasonably withhold, delay or condition such consent.  Each party hereto hereby agrees that upon the effectiveness of any such assignment to a Purchaser pursuant to Section 12.3, such Purchaser shall be deemed to be a “Lender” under this Agreement and the other Loan Documents as if such Purchaser were a Lender on the Closing Date hereof.

12.3.2 Effect; Effective Date.  Upon delivery of an Assignment Agreement to Borrower, the Assignment Agreement shall become effective on the effective date specified in such Assignment Agreement.  On and after the effective date of such Assignment Agreement, such Purchaser shall for all purposes be a lender party to this Agreement and any other Loan Document executed by or on behalf of the Lender and shall have all the rights and obligations of the Lender under the Loan Documents with respect to the percentage of the Obligations assigned to such Purchaser, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower shall be required to release the Lender with respect to the percentage of the Obligations assigned to such Purchaser.  Any Person that is at any time a Lender and that thereafter ceases to be a Lender pursuant to the terms of this Section 12.3.2 shall continue to be entitled to the benefit of those provisions of this Agreement that, pursuant to the terms hereof,  survive the termination hereof.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the Lender and the Borrower shall, if the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to the Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser.

12.4 Dissemination of Information.  The Borrower authorizes Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in Lender’s possession concerning the creditworthiness of the Borrower and their respective Subsidiaries, including any information contained in any Public Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5 [Intentionally Omitted].

12.6 Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

           Except as otherwise permitted by Section 2.14, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or electronic mail or posting on a website) and shall, subject to the last paragraph of Section 6.1, be given to such party at its address, facsimile number or electronic mail address set forth on the signature pages hereof or such other address, facsimile number or electronic mail address as it may hereafter specify for such purpose by notice to the other parties hereto.  Subject to the last paragraph of Section 6.1, each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified pursuant to this Section and confirmation of receipt is received, (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic mail, received) at the address specified pursuant to this Section; provided that notices to the Lender under Article II shall not be effective until received.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower and the Lender.  Delivery of any executed signature page hereof or of any amendment, waiver or consent to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart thereof.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW.  THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING SECTION 5.1401.7 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2 CONSENT TO JURISDICTION.  BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE  LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY BORROWER AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3 WAIVER OF JURY TRIAL.  THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signatures Follow]

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

DELMARVA POWER & LIGHT COMPANY
By:	/s/ A. J. KAMERICK
Anthony J. Kamerick Vice President and Treasurer 701 Ninth Street NW Fifth Floor Washington, D.C. 20068 Attention: Anthony J. Kamerick Tel.: 202-872-2056 Fax: 202-872-3015 E-Mail: tjkamerick@pepco.com
THE BANK OF NOVA SCOTIA
By:	/s/ THANE RATTEW

Name:  Thane Rattew
Title:    Managing Director

720 King Street West
2nd Floor
Toronto, ON
Canada M5V2T3
WBO - Corporate Loan Operations
Attention: Kevin Bird and Rayan Karim
Gen. Tel.: 212-225-5705
Gen. Fax: 212-225-5709
E-Mail: Kevin_Bird@scotiacapital.com
             Rayan_Karim@scotiacapital.com

1 Liberty Plaza, Floor 26
165 Broadway
New York, NY 10006
Power - Execution
Attention: Thane Rattew
Tel.: 212-225-5234
Fax: 212-225-5480
E-Mail: Thane_Rattew@scotiacapital.com
Attention: Isabel Abella
Tel.: 212-225-5305
Fax: 212-225-5480
E-Mail: Isabel_Abella@scotiacapital.com

EXHIBIT A

PRICING SCHEDULE

Level	S&P Rating/Moody’s Rating/Fitch Rating	Applicable Margin During Initial Period	Applicable Margin After Initial Period
I	BBB/Baa2/BBB or better	0.600%	0.750%
II	BBB-/Baa3/BBB-	0.675%	0.825%
III	Borrower does not qualify for Level I status or Level II status	0.775%	0.925%

For the purposes of this Exhibit A, the following terms have the following meanings, subject to the other provisions of this Exhibit A:

“Fitch Rating” means, at any time, the ratings issued by Fitch Ratings and then in effect with respect to the Borrower’s unsecured long-term debt securities without third-party credit enhancement.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long term debt securities without third party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long term debt securities without third party credit enhancement.

For purposes of this Exhibit A, the Moody’s Rating, the S&P Rating and the Fitch Rating in effect for the Borrower on any date are that in effect at the close of business on such date.  If the Borrower is split-rated and all three (3) ratings fall in different Levels, the Applicable Margin shall be based upon the Level indicated by the middle rating.  If the Borrower is split-rated and two (2) of the ratings fall in the same Level, (the “Majority Level”) and the third rating is in a different Level, the Applicable Margin shall be based upon the Majority Level.

EXHIBIT B

COMPLIANCE CERTIFICATE

To:	The Bank of Nova Scotia

This Compliance Certificate is furnished pursuant to the Loan Agreement dated as of March [__], 2008 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”) between Delmarva Power & Light Company, as Borrower, and The Bank of Nova Scotia, as Lender.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the respective meanings ascribed thereto in the Loan Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.           I am the duly elected _________of Borrower.

2.           I have reviewed the terms of the Loan Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below:

[Describe any exceptions by listing, in detail, the nature of the condition or event, the period during which it has existed and the action taken or proposed to be taken with respect to each such condition or event.]

4.           Schedule 1 attached hereto sets forth true and accurate computations of certain covenant ratios in the Loan Agreement.

The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ________, 200_.

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Compliance as of ____, 200_ with

provisions of Section 6.13 of

the Loan Agreement

[INSERT FORMULA FOR CALCULATION]

EXHIBIT C

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between _____________ _____________ (the “Assignor”) and __________________________ (the “Assignee”) is dated as of ____________, 20__.  The parties hereto agree as follows:

1.           PRELIMINARY STATEMENT.  The Assignor is a party to a certain Loan Agreement (as amended, restated or otherwise modified from time to time, the “Loan Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed thereto in the Loan Agreement.

2.           ASSIGNMENT AND ASSUMPTION.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Loan Agreement and the other Loan Documents in the amount specified in Item 2 of Schedule 1 of all outstanding rights and obligations under the Loan Agreement and the other Loan Documents.  The amount of the rights and obligations of the Assignee and the Assignor, after giving effect to this Assignment Agreement, is set forth in Item 3 of Schedule 1.

3.           EFFECTIVE DATE.  The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 4 of Schedule 1 or two Business Days (or such shorter period agreed to by the Borrower) after this Assignment Agreement, together with any consents required under the Loan Agreement, are delivered to the Borrower.  In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

4.           PAYMENT OBLIGATIONS.  In consideration for the sale and assignment hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  The Assignee shall be entitled to receive all payments of principal and interest which become due and payable on and after the Effective Date with respect to the interest assigned hereby.  The Assignee will promptly remit to the Assignor any interest received from the Borrower which relate to the portion of the Loan assigned to the Assignee hereunder for periods prior to the Effective Date.  In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit such amount to the other party hereto.

5.           RECORDATION FEE.  The Assignee agrees to pay the recordation fee, if any required to be paid to the Assignor in connection with this Assignment Agreement.

6.           REPRESENTATIONS OF THE ASSIGNOR: LIMITATIONS ON THE ASSIGNOR’S LIABILITY.  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized.  The parties hereto agree that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, (ii) any representation, warranty or statement made in or in connection with any Loan Document, (iii) the financial condition or creditworthiness of any Borrower, (iv) the performance of or compliance with any term or provision of any Loan Document, (v) inspecting any of the property, books or records of Borrower or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loan Documents.

7.           REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE.  The Assignee (i) confirms that it has received a copy of the Loan Agreement, together with copies of all financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Assignor and based on such documents and information that it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) confirms that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (vii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including reasonable attorneys fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s nonperformance of the obligations assumed under this Assignment Agreement, and (viii) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

8.           GOVERNING LAW.  THIS ASSIGNMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING SECTION 5.1401.7 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.           NOTICES.  Notices shall be given under this Assignment Agreement in the manner set forth in the Loan Agreement.  For purposes hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the respective addresses set forth in the attachment to Schedule 1.

10.           COUNTERPARTS: DELIVERY BY FACSIMILE.  This Assignment Agreement may be executed in counterparts.  Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by signing Schedule 1 hereto as of the date first above written.

SCHEDULE 1

to Assignment Agreement

1.	Description and Date of Loan Agreement:
Loan Agreement, dated as of March [__], 2008, between Delmarva Power & Light Company, as Borrower, and The Bank of Nova Scotia, as Lender.
2.	Amount of the Loan purchased under Assignment Agreement	$______________
3.	Assignor’s Loan Amount after giving effect to Assignment Agreement	$______________
4.	Proposed Effective Date:	______________

Accepted and Agreed:
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]
By: __________________________________________	By: ___________________________________________
Title: ________________________________________	Title: _________________________________________

ACCEPTED AND CONSENTED TO BY1:

DELMARVA POWER & LIGHT COMPANY
By: _______________________________________
Print Name: _________________________________
Title: ______________________________________

1 If required by Loan Agreement

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

INFORMATION SHEET

Attach Assignor’s Information Sheet, which must
include notice addresses for the Assignor and the Assignee
(Sample form shown below)

ASSIGNOR INFORMATION

Loan Contact:

Name:  __________________________________            Telephone No.:   ________________________________
Fax No.:  ________________________________

Payment Information:

Name & ABA # of Destination Bank:  ___________________________________________________

Account Name & Number for Wire Transfer:  _____________________________________________

Other Instructions:   ________________________________________________________________

Address for Notices for Assignor:

Name:  _________________________________               Telephone No.:    __________________________________
Fax No.:   _______________________________

ASSIGNEE INFORMATION

Loan Contact:

Name:  ________________________________               Telephone No.:    ____________________________________
Fax No.:  ______________________________

Operations Contacts:

Booking Installation:
Name:
Telephone No.:
Fax No.:

Payment Information:

Name & ABA # of Destination Bank:  __________________________________________________

Account Name & Number for Wire Transfer:  ____________________________________________

Other Instructions:   ______________________________________________________________

Address for Notices for Assignee:

EXHIBIT D

NOTE

$___________________

[Date]

Delmarva Power & Light Company (the “Borrower”) promises to pay to ___________________ (the “Lender”) the sum of ______________________ and 00/100 DOLLARS ($________________) (the “Loan”) made by the Lender to the Borrower pursuant to the Loan Agreement (as defined below), at the office of Lender at _______________________________, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Loan Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on the Loan in full on the Maturity Date.

This Note is issued pursuant to, and is entitled to the benefits of, the Loan Agreement dated as of March [__], 2008 (as amended or otherwise modified from time to time, the “Loan Agreement”), between the Borrower and the Lender, to which Loan Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan Agreement.

All payments hereunder shall be made in lawful money of the United States of America and in immediately available funds.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING SECTION 5.1401.7 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

DELMARVA POWER & LIGHT COMPANY

By:  _________________________________
Print Name:   __________________________
Title:  _______________________________

Exhibit E-1

March 20, 2008

The Bank of Nova Scotia
720 King Street West
2nd Floor
Toronto, ON
Canada M5V2T3

Ladies and Gentlemen:

I am General Counsel of Delmarva Power & Light Company, a Delaware and Virginia corporation (“DPL”), and have represented DPL in connection with the negotiation, execution and delivery of the Loan Agreement, dated as of March [__], 2008, between The Bank of Nova Scotia (the “Lender”) and DPL (the “Loan Agreement”).  This opinion is being delivered to you in accordance with Section 4.1(b)(v) of the Loan Agreement.  Capitalized terms not defined herein have the respective meanings set forth in the Loan Agreement.

In connection with rendering the opinions set forth herein, I, or my representatives, have reviewed an executed copy of the Loan Agreement and the Note issued by DPL on the date hereof (the “Note”).  I or my representatives also have examined or caused to be examined originals, or copies that have been certified or otherwise identified to my or their satisfaction as being true copies, of such other instruments, certificates and other documents or records as I or they have deemed necessary or appropriate to enable me to render the opinions set forth below.  In such review and examination, I or my representatives have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, and the conformity to original documents of all documents submitted to me or them as copies.

Based upon the foregoing, and subject to the reservations and exceptions set forth herein, I am of the opinion that:

1.           DPL is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and under the laws of the Commonwealth of Virginia, and has the corporate power and authority to own and operate its property and assets, to carry on its business as currently conducted, to execute and deliver the Loan Agreement and the Note, and to consummate the transactions contemplated thereby.

2.           The execution and delivery of the Loan Agreement and the Note and the performance by DPL of its obligations thereunder have been duly authorized by all necessary corporate action on the part of DPL, and DPL has duly executed and delivered the Loan Agreement and the Note.

3.           Neither the execution or delivery of the Loan Agreement and the Note by DPL, nor the performance by DPL of its obligations thereunder, does or will (i) violate any of the provisions of the certificate and articles of incorporation or bylaws of DPL, (ii) violate any laws, rules or regulations of the State of Delaware or the Public Utility Holding Company Act of 2005 and the rules and regulations of the Federal Energy Regulatory Commission thereunder, (iii) conflict with, violate or constitute a breach of

The Bank of Nova Scotia
March 20, 2008

(A) the provisions of any indenture or other material contract, agreement or other instrument to which DPL is a party or by which it or its Property is bound, or (B) any judgment, injunction, material permit, order or decree of any government, governmental instrumentality, arbitrator or court applicable to DPL, or (iv) result in or require the creation or imposition of any Lien on the Property of DPL under any indenture or other material contract, agreement or other instrument to which DPL is a party or by which it or its Property is bound.

4.           No consent, approval, authorization or other action by or filing with any governmental agency or instrumentality is required on the part of DPL for the execution and delivery of the Loan Agreement or the Note or the consummation of the transactions contemplated thereby, except those already obtained or made.

5.           Except as disclosed in the Public Reports, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best of my knowledge, threatened against DPL or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

My opinion in paragraph 3(ii) above is limited to laws and regulations explicitly referenced herein and those normally applicable to transactions of the type contemplated by the Loan Agreement and does not extend to other laws or regulations relating to, or to licenses, permits, approvals and filings necessary for, the conduct of DPL’s business, including any environmental laws or regulations.

*           *           *

I am a member of the Bar of the District of Columbia, and I express no opinion herein as to any law other than the laws of the State of Delaware, the Virginia Stock Corporation Act, and, to the extent expressly referred to herein, the federal law of the United States.  In rendering the opinions herein as to matters governed by the laws of the State of Delaware, I am relying on attorneys working under my supervision who are members of the Bar of the State of Delaware.  The opinions contained herein are rendered solely to the Lender in connection with the transactions contemplated by the Loan Agreement and may not be relied on by the Lender for any other purpose or by any other Person for any purpose.  The opinions expressed in this letter are limited to the matters set forth herein, and no opinion should be inferred beyond those opinions expressly stated.  I assume no obligation to advise you of any facts that come to my attention, or any changes in law, subsequent to the date hereof.

Very truly yours,
Kirk J. Emge

Exhibit E-2

March 20, 2008

The Bank of Nova Scotia
720 King Street West
2nd Floor
Toronto, ON
Canada M5V2T3

Ladies and Gentlemen:

We have acted as special New York counsel to Delmarva Power & Light Company, a Delaware and Virginia corporation (the “Borrower”), in connection with the entry by the Borrower into the Loan Agreement, dated as of the date hereof, between The Bank of Nova Scotia (the “Lender”) and the Borrower (the “Loan Agreement”).  This letter is being delivered to you in accordance with Section 4.1(b)(vi) of the Loan Agreement.  Unless otherwise defined herein, capitalized terms used herein have the respective meanings provided in the Loan Agreement.

We have reviewed the Loan Agreement, the Note issued by the Borrower on the date hereof (the “Note”), and such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of rendering this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.  We have assumed that the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions of its incorporation and has all requisite power, authority and legal right to execute, deliver and perform its obligations under the Loan Agreement and the Note.  We also have assumed that the Borrower has duly authorized, executed and delivered the Loan Agreement and the Note.  We have assumed further that the Lender has duly authorized, executed and delivered the Loan Agreement and that the Loan Agreement is the valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms.

We have made no investigation for the purpose of verifying the assumptions set forth herein.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, insofar as the laws of the State of New York are concerned:

1.           The Loan Agreement constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency,

The Bank of Nova Scotia
March 20, 2008

fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.           The Note constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.           Neither the execution or delivery of the Loan Agreement or the Note by the Borrower, nor the performance by the Borrower of its obligations thereunder in accordance with the terms thereof, does or will conflict with, violate or constitute a breach of, any laws, or any rules or regulations known to us, of the State of New York.

The foregoing opinion is subject to the following limitations and qualifications:

(a)          We express no opinion as to:

(i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law;
(ii) releases or waivers of unmatured claims or rights;

(iii)         indemnification, contribution, or exculpation, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy;

(iv) provisions for liquidated damages and penalties or penalty interest;
(v) provisions purporting to require a prevailing party in a dispute to pay attorneys’ fees and expenses, or other costs, to a non-prevailing party;
(vi) provisions requiring amendments and waivers to be in writing;
(vii) provisions making notices effective even if not actually received;
(viii) provisions purporting to make a party’s determination conclusive;
(ix) provisions purporting to govern post-judgment interest; or
(x) exclusive jurisdiction or venue provisions.

(b)           We express no opinion as to any right of setoff, bankers lien or counterclaim or right to the application of property in the possession or control of the Lender.

The Bank of Nova Scotia
March 20, 2008

(c)          We express no opinion as to any legal requirements or restrictions applicable to the Lender.

(d)          Our opinion in paragraph 3 above is limited to laws and regulations normally applicable to transactions of the type contemplated by the Loan Agreement and does not extend to laws or regulations relating to, or to licenses, permits, approvals and filings necessary for, the conduct of the Borrower’s business, including any environmental laws or regulations.

We are members of the bar of the District of Columbia and the State of New York.  We do not express any opinion herein on any laws other than the law of the State of New York.

This opinion is given solely for your benefit and may not be disclosed to any other person (except to bank examiners and other governmental officials having regulatory authority over the Lender or as otherwise required by applicable law, regulation or legal process) without our written consent.  This opinion may not be relied upon by any other person without our written consent.

Very truly yours,

SCHEDULE 1

LIENS

Incurred By	Owed To	Property Encumbered	Maturity	Amount of Indebtedness
Delmarva Power & Light Company	CitiCapital (BLC)	Vehicles, Office Equip., Computers	Master Agreement	$15,670,487.36*
*The amount of this lien fluctuates with the amount of accounts receivable created by this program. The amount listed is as of December 31, 2007.